VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE

AND

THE BANK OF NEW YORK MELLON

as Depositary

AND

OWNERS AND HOLDERS OF AMERICAN DEPOSITARY SECURITIES

Amended and Restated Deposit Agreement

Dated as of __________, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
SECTION 1.01 American Depositary Securities.	1
SECTION 1.02 Commission.	2
SECTION 1.03 Company.	2
SECTION 1.04 Custodian.	2
SECTION 1.05 Deliver; Surrender.	2
SECTION 1.06 Deposit Agreement.	3
SECTION 1.07 Depositary; Corporate Trust Office.	3
SECTION 1.08 Deposited Securities.	3
SECTION 1.09 Dollars.	3
SECTION 1.10 DTC.	3
SECTION 1.11 Foreign Registrar.	3
SECTION 1.12 Holder.	3
SECTION 1.13 Owner.	4
SECTION 1.14 Receipts.	4
SECTION 1.15 Registrar.	4
SECTION 1.16 Relevant Deposited Securities.	4
SECTION 1.17 Restricted Securities.	4
SECTION 1.18 Securities Act of 1933.	4
SECTION 1.19 Shares.	4
ARTICLE 2 FORM OF RECEIPTS, DEPOSIT OF SHARES, DELIVERY, TRANSFER AND SURRENDER OF AMERICAN DEPOSITARY SECURITIES	5
SECTION 2.01 Form of Receipts; Registration and Transferability of American Depositary Securities	5
SECTION 2.02 Deposit of Shares.	6
SECTION 2.03 Delivery of American Depositary Securities.	6
SECTION 2.04 Registration of Transfer of American Depositary Securities; Combination and Split-up of Receipts; Interchange of Certificated and Uncertificated American Depositary Securities.	7
SECTION 2.05 Surrender of American Depositary Securities and Withdrawal of Deposited Securities.	8
SECTION 2.06 Limitations on Delivery, Transfer and Surrender of American Depositary Securities.	8
SECTION 2.07 Lost Receipts, etc.	9
SECTION 2.08 Cancellation and Destruction of Surrendered Receipts.	9
SECTION 2.09 [Reserved.]	10
SECTION 2.10 DTC Direct Registration System and Profile Modification System.	10
ARTICLE 3 CERTAIN OBLIGATIONS OF OWNERS AND HOLDERS OF AMERICAN DEPOSITARY SECURITIES	10
SECTION 3.01 Filing Proofs, Certificates and Other Information.	10
SECTION 3.02 Liability of Owner for Taxes.	11
SECTION 3.03 Warranties on Deposit of Shares.	11
SECTION 3.04 Shareholding Thresholds.	11
ARTICLE 4 THE DEPOSITED SECURITIES	12
SECTION 4.01 Cash Distributions.	12
SECTION 4.02 Distributions Other Than Cash, Shares or Rights.	12
SECTION 4.03 Distributions in Shares.	13
SECTION 4.04 Rights.	13
SECTION 4.05 Conversion of Foreign Currency.	13
SECTION 4.06 Fixing of Record Date.	14
SECTION 4.07 Voting of Deposited Securities.	14
SECTION 4.08 Changes Affecting Deposited Securities.	14
SECTION 4.09 Reports.	15
SECTION 4.10 [Reserved.]	15
SECTION 4.11 Withholding.	15
SECTION 4.12 Reductyion of Deposited Securities Holdings.	15
ARTICLE 5 THE DEPOSITARY, THE CUSTODIANS AND THE COMPANY	16
SECTION 5.01 Maintenance of Office and Transfer Books by the Depositary.	16
SECTION 5.02 Prevention or Delay in Performance by the Depositary or the Company.	16
SECTION 5.03 Obligations of the Depositary, the Custodian and the Company.	17
SECTION 5.04 Resignation and Removal of the Depositary.	18
SECTION 5.05 The Custodians.	18
SECTION 5.06 Notices and Reports.	19
SECTION 5.07 Distribution of Additional Shares, Rights, etc.	19
SECTION 5.08 Indemnification.	20
SECTION 5.09 Charges of Depositary.	20
SECTION 5.10 Retention of Depositary Documents.	21
SECTION 5.11 Exclusivity.	21
SECTION 5.12 List of Restricted Securities Owners.	21
SECTION 5.13 Information for Regulatory Compliance.	22
ARTICLE 6 AMENDMENT AND TERMINATION	22
SECTION 6.01 Amendment.	22
SECTION 6.02 Termination.	22
ARTICLE 7 MISCELLANEOUS	23
SECTION 7.01 Counterparts.	23
SECTION 7.02 No Third Party Beneficiaries.	23
SECTION 7.03 Severability.	23
SECTION 7.04 Owners and Holders as Parties; Binding Effect.	24
SECTION 7.05 Notices.	24
SECTION 7.06 Submission to Jurisdiction; Appointment of Agent for Service of Process; Jury Trial Waiver.	24
SECTION 7.07 Waiver of Immunities.	25
SECTION 7.08 Governing Law.	26

AMENDED AND RESTATED DEPOSIT AGREEMENT

AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of __________, 2023 among Vienna Insurance Group AG Wiener Versicherung Gruppe, a company incorporated under the laws of the Republic of Austria (herein called the Company), THE BANK OF NEW YORK MELLON, a New York banking corporation (herein called the Depositary), and all Owners and Holders from time to time of American Depositary Securities issued hereunder.

WITNESSETH:

WHEREAS, the Company and the Depositary entered into a deposit agreement dated as of April 26, 2011 (the “Original Deposit Agreement”) for the purposes stated in that agreement; and

WHEREAS, the Company and the Depositary now wish to amend the Original Deposit Agreement to redesignate the American Depositary Shares as American Depositary Securities and to change certain other provisions in response to the European Union Shareholder Rights Directive as implemented and interpreted in Austria; and

WHEREAS, the Company desires to provide, as hereinafter set forth in this Amended and Restated Deposit Agreement, for the deposit of Shares (as hereinafter defined) of the Company from time to time with the Depositary or with the Custodian (as hereinafter defined) as agent of the Depositary for the purposes set forth in this Amended and Restated Deposit Agreement, for the creation of American Depositary Securities representing specified contractual rights with respect to the Shares so deposited and for the execution and delivery of American Depositary Receipts evidencing the American Depositary Securities; and

WHEREAS, the American Depositary Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Amended and Restated Deposit Agreement;

NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto that the Original Deposit Agreement is hereby amended and restated as follows:

ARTICLE 1        DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Deposit Agreement:

SECTION 1.01                          American Depositary Securities.

The terms “American Depositary Securities” and “ADSs” shall mean the securities created under this Deposit Agreement representing specified contractual rights with respect to the Deposited Securities as provided in this Deposit Agreement. American Depositary Securities may be certificated securities evidenced by Receipts or uncertificated securities. The form of Receipt annexed as Exhibit A to this Deposit Agreement shall be the prospectus required under the Securities Act of 1933 for sales of both certificated and uncertificated American Depositary Securities. Except for those provisions of this Deposit Agreement that refer specifically to Receipts, all the provisions of this Deposit Agreement shall apply to both certificated and uncertificated American Depositary Securities. The parties to this Deposit Agreement understand and acknowledge that Owners and Holders are not shareholders of the Company and do not have any shareholder rights as against the Company under the Company’s articles of association or similar organizational documents or under Austrian company law.

SECTION 1.02                          Commission.

The term "Commission" shall mean the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

SECTION 1.03                          Company.

The term "Company" shall mean Vienna Insurance Group AG Wiener Versicherung Gruppe, a company incorporated under the laws of the Republic of Austria and its successors.

SECTION 1.04                          Custodian.

The term "Custodian" shall mean the principal Vienna, Austria office of UniCredit Bank Austria AG, as agent of the Depositary for the purposes of this Deposit Agreement, and any other firm or corporation which may hereafter be appointed by the Depositary pursuant to the terms of Section 5.05, as substitute or additional custodian or custodians hereunder, as the context shall require and shall also mean all of them collectively.

SECTION 1.05                          Deliver; Surrender.

(a)	The term "deliver", or its noun form, when used with respect to Shares or other Deposited Securities, shall mean (i) book-entry transfer of those Shares or other Deposited Securities to an account maintained by an institution authorized under applicable law to effect transfers of such securities designated by the person entitled to that delivery or (ii) physical transfer of certificates evidencing those Shares or other Deposited Securities registered in the name of, or duly endorsed or accompanied by proper instruments of transfer to, the person entitled to that delivery.
(b)	The term "deliver", or its noun form, when used with respect to American Depositary Securities, shall mean (i) book-entry transfer of American Depositary Securities to an account at DTC designated by the person entitled to such delivery, evidencing American Depositary Securities registered in the name requested by that person, (ii) registration of American Depositary Securities not evidenced by a Receipt on the books of the Depositary in the name requested by the person entitled to such delivery and mailing to that person of a statement confirming that registration or (iii) if requested by the person entitled to such delivery, delivery at the Corporate Trust Office of the Depositary to the person entitled to such delivery of one or more Receipts.
(c)	The term "surrender", when used with respect to American Depositary Securities, shall mean (i) one or more book-entry transfers of American Depositary Securities to the DTC account of the Depositary, (ii) delivery to the Depositary at its Corporate Trust Office of an instruction to surrender American Depositary Securities not evidenced by a Receipt or (iii) surrender to the Depositary at its Corporate Trust Office of one or more Receipts evidencing American Depositary Securities.

SECTION 1.06                          Deposit Agreement.

The term "Deposit Agreement" shall mean this Amended and Restated Deposit Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

SECTION 1.07                          Depositary; Corporate Trust Office.

The term "Depositary" shall mean The Bank of New York Mellon, a New York banking corporation, and any successor as Depositary hereunder. The term "Corporate Trust Office", when used with respect to the Depositary, shall mean the office of the Depositary which at the date of this Deposit Agreement is 240 Greenwich Street, New York, New York 10286.

SECTION 1.08                          Deposited Securities.

The term "Deposited Securities" as of any time shall mean Shares at such time deposited or deemed to be deposited under this Deposit Agreement, including without limitation Shares that have not been successfully delivered upon surrender of American Depositary Securities, and any and all other securities, property and cash received by the Depositary or the Custodian in respect thereof and at such time held under this Deposit Agreement, subject as to cash to the provisions of Section 4.05.

SECTION 1.09                          Dollars.

The term "Dollars" shall mean United States dollars.

SECTION 1.10                          DTC.

The term "DTC" shall mean The Depository Trust Company or its successor.

SECTION 1.11                          Foreign Registrar.

The term "Foreign Registrar" shall mean the entity that presently carries out the duties of registrar for the Shares or any successor as registrar for the Shares and any other agent of the Company for the transfer and registration of Shares, including without limitation any securities depository for the Shares.

SECTION 1.12                          Holder.

The term "Holder" shall mean any person holding a Receipt or a security entitlement or other interest in American Depositary Securities, whether for its own account or for the account of another person, but that is not the Owner of that Receipt or those American Depositary Securities.

SECTION 1.13                          Owner.

The term "Owner" shall mean the person in whose name American Depositary Securities are registered on the books of the Depositary maintained for such purpose.

SECTION 1.14                          Receipts.

The term "Receipts" shall mean the American Depositary Receipts issued hereunder evidencing certificated American Depositary Securities, as the same may be amended from time to time in accordance with the provisions hereof.

SECTION 1.15                          Registrar.

The term "Registrar" shall mean any bank or trust company having an office i:n the Borough of Manhattan, The City of New York, that is appointed by the Depositary to register American Depositary Securities and transfers of American Depositary Securities as herein provided.

SECTION 1.16                          Relevant Deposited Securities.

The term "Relevant Deposited Securities", when used with respect to American Depositary Securities, means the amount of Deposited Securities with respect to which those American Depositary Securities confer specified contractual rights under this Deposit Agreement.

SECTION 1.17                         Restricted Securities.

The term "Restricted Securities" shall mean Shares or American Depositary Securities that are acquired directly or indirectly from the Company or its affiliates (as defined in Rule 144 under the Securities Act of 1933) in a transaction or chain of transactions not involving any public offering, or that are subject to resale limitations under Regulation D under the Securities Act of 1933 or both, or which are held by an officer, director (or persons performing similar functions) or other affiliate of the Company, or that would require registration under the Securities Act of 1933 in connection with the offer and sale thereof in the United States, or that are subject to other restrictions on sale or deposit under the laws of the United States or the Republic of Austria, or under a shareholder agreement or the articles of association or similar document of the Company.

SECTION 1.18                          Securities Act of 1933.

The term "Securities Act of 1933" shall mean the United States Securities Act of 1933, as from time to time amended.

SECTION 1.19                          Shares.

The term "Shares" shall mean ordinary shares of the Company that are validly issued and outstanding and fully paid, non-assessable and that were not issued in violation of any pre-emptive or similar rights of the holders of outstanding securities of the Company; provided, however that, if there shall occur any change in nominal value, a split-up or consolidation or any other reclassification or, upon the occurrence of an event described in Section 4.08, an exchange or conversion in respect of the Shares of the Company, the term "Shares" shall thereafter also mean the successor securities resulting from such change in nominal value, split-up or consolidation or such other reclassification or such exchange or conversion.

ARTICLE 2        FORM OF RECEIPTS, DEPOSIT OF SHARES, DELIVERY, TRANSFER AND SURRENDER OF AMERICAN DEPOSITARY SECURITIES

SECTION 2.01                          Form of Receipts; Registration and Transferability of American Depositary Securities

Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose, unless such Receipt shall have been (i) executed by the Depositary by the manual signature of a duly authorized officer of the Depositary or (ii) executed by the facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual signature of a duly authorized signatory of the Depositary or a Registrar. The Depositary shall maintain books on which (x) each Receipt so executed and delivered as hereinafter provided and the transfer of each such Receipt shall be registered and (y) all American Depositary Securities delivered as hereinafter provided and all registrations of transfer of American Depositary Securities shall be registered. A Receipt bearing the facsimile signature of a person that was at any time a proper officer of the Depositary shall, subject to the other provisions of this paragraph, bind the Depositary, notwithstanding that such person was not a proper officer of the Depositary on the date of issuance of that Receipt.

The Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which American Depositary Securities may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the underlying Deposited Securities or otherwise.

American Depositary Securities evidenced by a Receipt, when properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York. American Depositary Securities not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Securities as the absolute owner thereof for all purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under this Deposit Agreement to any Holder of American Depositary Securities (but only to the Owner of those American Depositary Securities).

SECTION 2.02                          Deposit of Shares.

Subject to the terms and conditions of this Deposit Agreement, Shares or evidence of rights to receive Shares may be deposited by delivery thereof to any Custodian hereunder, accompanied by any appropriate instruments or instructions for transfer, or endorsement, in form satisfactory to the Custodian, together with all such certifications as may be required by the Depositary or the Custodian in accordance with the provisions of this Deposit Agreement, and, if the Depositary requires, together with a written order directing the Depositary to deliver to, or upon the written order of, the person or persons stated in such order, the number of American Depositary Securities representing such deposit.

No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in each applicable jurisdiction that is then performing the function of the regulation of currency exchange. If required by the Depositary, Shares presented for deposit at any tin1e, whether or not the transfer books of the Company or the Foreign Registrar, if applicable, are closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property which any person in whose name the Shares are to have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

At the request and risk and expense of any person proposing to deposit Shares, and for the account of such person, the Depositary may receive certificates for Shares to be deposited, together with the other instruments herein specified, for the purpose of forwarding such Share certificates to the Custodian for deposit hereunder.

Upon each delivery to a Custodian of a certificate or certificates for Shares to be deposited hereunder; together with the other documents specified above, such Custodian shall, as soon as transfer and recordation can be accomplished, present such certificate or certificates to the Company or the Foreign Registrar, if applicable, for transfer and recordation of the Shares being deposited in the name of the Depositary or its nominee or such Custodian or its nominee.

Deposited Securities shall be held by the Depositary or by a Custodian for the account and to the order of the Depositary or at such other place or places as the Depositary shall determine.

SECTION 2.03                          Delivery of American Depositary Securities.

Upon receipt by any Custodian of any deposit pursuant to Section 2.02 hereunder, together with the other documents required as specified above, such Custodian shall notify the Depositary of such deposit and the person or persons to whom or upon whose written order American Depositary Securities are deliverable in respect thereof and the number of American Depositary Securities to be so delivered. Such notification shall be made by letter or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission (and in addition, if the transfer books of the Company or the Foreign Registrar, if applicable, are open, the Depositary may in its sole discretion require a proper acknowledgment or other evidence from the Company or the Foreign Registrar that any Deposited Securities have been recorded upon the books of the Company or the Foreign Registrar, if applicable, in the name of the Depositary or its nominee or such Custodian or its nominee). Upon receiving such notice from such Custodian, or upon the receipt of Shares or evidence of the right to receive Shares by the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall deliver, to or upon the order of the person or persons entitled thereto, the number of American Depositary Securities issuable in respect of that deposit, but only upon payment to the Depositary of the fees and expenses of the Depositary for the delivery of such American Depositary Securities as provided in Section 5.09, and of all taxes and governmental charges and fees payable in connection with such deposit and the transfer of the Deposited Securities.

SECTION 2.04                          Registration of Transfer of American Depositary Securities; Combination and Split-up of Receipts; Interchange of Certificated and Uncertificated American Depositary Securities.

The Depositary, subject to the terms and conditions of this Deposit Agreement, shall register transfers of American Depositary Securities on its transfer books from time to time, upon (i) in the case of certificated American Depositary Securities, surrender of the Receipt evidencing those American Depositary Securities, by the Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer or (ii) in the case of uncertificated American Depositary Securities, receipt from the Owner of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10), and, in either case, duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon the Depositary shall deliver those American Depositary Securities to or upon the order of the person entitled thereto.

The Depositary, subject to the terms and conditions of this Deposit Agreement, shall upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Securities requested, evidencing the same aggregate number of American Depositary Securities as the Receipt or Receipts surrendered.

The Depositary, upon surrender of certificated American Depositary Securities for the purpose of exchanging for uncertificated American Depositary Securities, shall cancel those certificated American Depositary Securities and send the Owner a statement confirming that the Owner is the owner of the same number of uncertificated American Depositary Securities. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10) from the Owner of uncertificated American Depositary Securities for the purpose of exchanging for certificated American Depositary Securities, shall cancel those uncertificated American Depositary Securities and deliver to the Owner the same number of certificated American Depositary Securities.

The Depositary may appoint one or more co-transfer agents for the purpose of effecting registration of transfers of American Depositary Securities and combinations and split-ups of Receipts at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to American Depositary Securities and will be entitled to protection and indemnity to the same extent as the Depositary.

SECTION 2.05                          Surrender of American Depositary Securities and Withdrawal of Deposited Securities.

Upon surrender at the Corporate Trust Office of the Depositary of American Depositary Securities for the purpose of withdrawal of the Relevant Deposited Securities, and upon payment of the fee of the Depositary for the surrender of American Depositary Securities as provided in Section 5.09 and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Securities, and subject to the terms and conditions of this Deposit Agreement, the Owner of those American Depositary Securities shall be entitled to delivery, to him or as instructed, of the Relevant Deposited Securities. Such delivery shall be made, as hereinafter provided, without unreasonable delay.

A Receipt surrendered for such purposes may be required by the Depositary to be properly endorsed in blank or accompanied by proper instruments of transfer in blank. The Depositary may require the surrendering Owner to execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order. Thereupon the Depositary shall direct the Custodian to deliver at the office of such Custodian, subject to Sections 2.06, 3.01 and 3.02 and to the other terms and conditions of this Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, the Relevant Deposited Securities , except that the Depositary may make delivery to such person or persons at the Corporate Trust Office of the Depositary of any dividends or distributions with respect to the Relevant Deposited Securities, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.

At the request, risk and expense of any Owner so surrendering American Depositary Securities, and for the account of such Owner, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates, if applicable, and other proper documents of title for, the Relevant Deposited Securities to the Depositary for delivery at the Corporate Trust Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Owner, by cable, telex or facsimile transmission.

SECTION 2.06                          Limitations on Delivery, Transfer and Surrender of American Depositary Securities.

As a condition precedent to the delivery, registration of transfer or surrender of any American Depositary Securities or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, Custodian or Registrar may require payment from the depositor of Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Securities not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of this Deposit Agreement, including, without limitation, this Section 2.06

The delivery of American Depositary Securities against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of American Depositary Securities in particular instances may be refused, or the registration of transfer of outstanding American Depositary Securities generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in this Deposit Agreement, the surrender of outstanding American Depositary Securities and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the Foreign Registrar, if applicable, or the deposit of Shares in connection with the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Securities or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933 for public offer and sale in the United States unless a registration statement is in effect as to such Shares for such offer and sale.

SECTION 2.07                          Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall deliver to the Owner the American Depositary Securities evidenced by that Receipt in uncertificated form or, if requested by the Owner, execute and deliver a new Receipt of like tenor in exchange and substitution for such mutilated Receipt, upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt. Before the Depositary shall deliver American Depositary Securities in uncertificated form or execute and deliver a new Receipt, in substitution for a destroyed, lost or stolen Receipt, the Owner thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a bona fide purchaser and (ii) a sufficient indemnity bond and (b) satisfied any other reasonable requirements imposed by the Depositary.

SECTION 2.08                          Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy Receipts so cancelled.

SECTION 2.09                          [Reserved.]

SECTION 2.10                          DTC Direct Registration System and Profile Modification System.

(a)	Notwithstanding the provisions of Section 2.04, the parties acknowledge that the Direct Registration System ("DRS") and Profile Modification System ("Profile") shall apply to uncertificated American Depositary Securities upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Securities, which ownership shall be evidenced by periodic statements issued by the Depositary to the Owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Owner of American Depositary Securities, to direct the Depositary to register a transfer of those American Depositary Securities to DTC or its nominee and to deliver those American Depositary Securities to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(b)	In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting a registration of transfer and delivery as described in subsection (a) has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary's reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with this Deposit Agreement shall not constitute negligence or bad faith on the part of the Depositary.

ARTICLE 3        CERTAIN OBLIGATIONS OF OWNERS AND HOLDERS OF AMERICAN DEPOSITARY SECURITIES

SECTION 3.01                          Filing Proofs, Certificates and Other Information.

Any person presenting Shares for deposit or any Owner or Holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates- and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of American Depositary Securities or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.

SECTION 3.02                          Liability of Owner for Taxes.

If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any American Depositary Securities or any Deposited Securities, such tax or other governmental charge shall be payable by the Owner of such American Depositary Securities to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Securities or any withdrawal of Deposited Securities until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner thereof any part or all of the Deposited Securities represented by those American Depositary Securities, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner of such American Depositary Securities shall remain liable for any deficiency.

SECTION 3.03                          Warranties on Deposit of Shares.

Every person depositing Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor, if applicable, are validly issued; fully paid, non-assessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of American Depositary Securities representing specified contractual rights with respect to such Shares by that person are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and delivery of American Depositary Securities.

SECTION 3.04                          Shareholding Thresholds.

(a)       The Company has advised the Depositary that, as of the date of this Deposit Agreement:

(i) Austrian takeover rules require any person or entity owning 30% or more of the Shares (or a lower percentage established by the Company’s articles of association) to make a public tender offer to purchase all the Shares. The Company’s articles of association do not specify a lower percentage for this purpose.

(ii) European banking directives and regulations provide for ownership control proceedings when a person’s holdings in an Austrian bank reach, cross or fall below a threshold of 10%, 20%, 30% or 50% of the capital or voting rights. The Company is not an Austrian bank for purposes of the preceding sentence.

(iii) Austrian investment control laws impose filing obligations on any non-EU, non-EEA and non-Swiss person or entity owning 10%, 25% and 50% of the voting rights in a company that is in a security-relevant sector (or that will acquire an ownership of that kind through a business acquisition), except that the 10% threshold is relevant only for companies in particularly sensitive industries. The Company is active in a security-relevant sector in which the 25% and 50% threshold applies.

(iv) Each shareholding threshold specified in items (i) to (iii) above is referred to as a “Relevant Threshold”. As of the date of this Deposit Agreement, the number of Shares to be used to calculate each Relevant Threshold is 128,000,000 Shares.

(b)       The Company represents and warrants to the Depositary that there are no restrictions upon, or filing or regulatory requirements arising from, ownership of the Company’s Shares under Austrian laws and regulations or the Company’s articles of association or similar documents except as described in paragraph (a) above. The Company shall notify the Depositary promptly of (i) any matter that must be added or changed in paragraph (a) in order for the statement in the preceding sentence to remain true and (ii) any change in the number of Shares that is relevant for purposes of item (a)(iv) above.

(c)       The Depositary may refuse to accept Shares presented for deposit under this Deposit Agreement to the extent that the deposit would cause the Depositary’s holding of Shares to reach or exceed any Relevant Threshold.

ARTICLE 4        THE DEPOSITED SECURITIES

SECTION 4.01                          Cash Distributions.

Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, subject to the provisions of Section 4.05, convert such dividend or distribution into Dollars and shall distribute to the Owners an amount in Dollars equal to the amount received (net of the fees and expenses of the Depositary as provided in Section 5.09), in proportion to the number of American Depositary Securities held by them respectively; provided, however, that in the event that the Custodian or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the Owner of the American Depositary Securities shall be reduced accordingly. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Owner a fraction of one cent. Any such fractional amounts shall be rounded to the nearest whole cent. The Company or its agent will remit to the appropriate governmental agency in each applicable jurisdiction all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Owners.

SECTION 4.02                          Distributions Other Than Cash, Shares or Rights.

Subject to the provisions of Sections 4.11 and 5.09, whenever the Depositary shall receive any distribution other than a distribution described in Section 4.01, 4.03 or 4.04, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting a distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and an amount equal to the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.09) shall be distributed by the Depositary to the Owners, all in the manner and subject to the conditions described in Section 4.01. The Depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute under this Section 4.02 that is sufficient to pay its fees and expenses in respect of that distribution.

SECTION 4.03                          Distributions in Shares.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may adopt such method as it may deem equitable and practical for the purpose of effecting a distribution, including but not limited to, the public or private sale of the Shares thus received or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.09) shall be distributed by the Depositary to the Owners, all in the manner and subject to the conditions described in Section 4.01.

SECTION 4.04                          Rights.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in disposing of such rights and making an amount equal to the net proceeds available to Owners or, if for any reason, the Depositary may not dispose of such rights and make an amount equal to the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse.

SECTION 4.05                          Conversion of Foreign Currency.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted by sale or in any other manner that it may determine such foreign currency into Dollars, and such Dollars shall be distributed to the Owners. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any American Depositary Securities or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

SECTION 4.06                          Fixing of Record Date.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Security, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (which, where applicable, shall be the same as the corresponding record date set by the Company, or as near as practicable thereto) (a) for the determination of the Owners who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) responsible for any fee or charge assessed by the Depositary pursuant to this Deposit Agreement, or (b) on or after which each American Depositary Security will represent the changed number of Shares. Subject to the provisions of Sections 4.01 through 4.05 and to the other terms and conditions of this Deposit Agreement, the Owners on such record date shall be entitled, as the case may be, to receive the amount distributable by the Depositary in proportion to the number of American Depositary Securities held by them respectively.

SECTION 4.07                          Voting of Deposited Securities.

The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, and Owners may not instruct the Depositary as to the exercise of any voting rights.

SECTION 4.08                          Changes Affecting Deposited Securities.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, or upon the redemption or cancellation by the Company of the Deposited Securities, any securities, cash or property which shall be received by the Depositary or a Custodian in exchange for, in conversion of, in lieu of or in respect of Deposited Securities, shall be treated as new Deposited Securities under this Deposit Agreement, and American Depositary Securities shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received, unless additional American Depositary Securities are delivered pursuant to the following sentence. In any such case the Depositary may deliver additional American Depositary Securities as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

SECTION 4.09                          Reports.

The Depositary shall make available for inspection by Owners at its Corporate Trust Office any reports and communications received from the Company that are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

SECTION 4.10                          [Reserved.]

SECTION 4.11                          Withholding.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners in proportion to the number of American Depositary Securities held by them respectively.

SECTION 4.12                          Reduction of Deposited Securities Holdings.

The Depositary may, with notice to the Company and the Owners, sell a portion of the Deposited Securities and thereby reduce the Depositary’s holdings of any class of Deposited Securities below an amount that the Depositary determines to be necessary or advisable if (i) the Depositary or its agent receives notice from any Austrian governmental or regulatory official or authority that the existence or operation of the depositary shares facility created by this Deposit Agreement violates any Austrian or European Union directive, law or regulation or that the Depositary or the Custodian is required to make any filing or obtain any consent, approval or license to operate that facility or to own or exercise any rights with respect to the deposited Shares or other Deposited Securities or (ii) the Depositary or the Custodian receives written advice from independent Austrian counsel that the Depositary or Custodian reasonably could be subject to criminal, or material, as reasonably determined by the Depositary, civil, liabilities as a result of the existence or operation of the depositary shares facility created by this Deposit Agreement or the ownership by it or the exercise by it of any rights with respect to the deposited Shares or other Deposited Securities. If the Depositary sells Deposited Securities under the preceding sentence, a corresponding number of American Depositary Securities will automatically be converted into a right only to receive net proceeds of the sale of the number of Deposited Securities previously represented thereby, and those net proceeds shall be the Deposited Securities to which Owners of those converted American Depositary Securities shall be entitled upon surrenders of those American Depositary Securities in accordance with Section 2.05 or 6.02. The Depositary shall allocate the American Depositary Securities converted under the preceding sentence among the Owners pro-rata to their respective holdings of American Depositary Securities immediately prior to the conversion, except that the allocations may be adjusted so that no fraction of a converted American Depositary Security is allocated to any Owner. The Depositary shall notify the Owners of that conversion and call for surrender of the converted American Depositary Securities.

ARTICLE 5        THE DEPOSITARY, THE CUSTODIANS AND THE COMPANY

SECTION 5.01                          Maintenance of Office and Transfer Books by the Depositary.

Until termination of this Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and surrender of American Depositary Securities in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books, at its Corporate Trust Office, for the registration of American Depositary Securities and transfers of American Depositary Securities which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to this Deposit Agreement or the American Depositary Securities.

The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

If any American Depositary Securities are listed on one or more stock exchanges in the United States, the Depositary shall act as Registrar or appoint a Registrar or one or more co-registrars for registry of such American Depositary Securities in accordance with any requirements of such exchange or exchanges.

SECTION 5.02                          Prevention or Delay in Performance by the Depositary or the Company.

(a)       Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Holder:

(i) ifiby reason of (A) any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, (B) any provision, present or future, of the articles of association or similar document of the Company, (C) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or (D) any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Deposit Agreement or the Deposited Securities it is provided shall be done or performed,

(ii) by reason of any non-performance or delay, caused as aforesaid, in the perforn1ance of any act or thing which by the terms of this Deposit Agreement it is provided shall or may be done or performed,

(iii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement,

(iv) for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of this Deposit Agreement, made available to Owners or Holders, or

(v) for any special, consequential or punitive damages for any breach of the terms of this Deposit Agreement.

(b)       Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03, or an offering or distribution pursuant to Section 4.04, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

SECTION 5.03                          Obligations of the Depositary, the Custodian and the Company.

The Company assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to any Owner or Holder, except that the Company agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

The Depositary assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to any Owner or Holder (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that the Depositary agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Securities on behalf of any Owner or Holder or any other person.

Neither the Depositary nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.

SECTION 5.04                          Resignation and Removal of the Depositary.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company by 120 days prior written notice of such removal, to become effective upon the later of (i) the 120th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor and shall deliver to such successor a list of the Owners of all outstanding American Depositary Securities. Any such successor depositary shall promptly mail notice of its appointment to the Owners.

Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

SECTION 5.05                          The Custodians.

The Custodian shall be subject at all times and in all respects to the directions of the Depositary and shall be responsible solely to it. Any Custodian may resign and be discharged from its duties hereunder by notice of such resignation delivered to the Depositary at least 30 days prior to the date on which such resignation is to become effective. If upon such resignation there shall be no Custodian acting hereunder, the Depositary shall, promptly after receiving such notice, appoint a substitute custodian or custodians, each of which shall thereafter be a Custodian hereunder. The Depositary in its discretion may appoint a substitute or additional custodian or custodians, each of which shall thereafter be one of the Custodians hereunder. Upon demand of the Depositary any Custodian shall deliver such of the Deposited Securities held by it as are requested of it to any other Custodian or such substitute or additional custodian or custodians. Each such substitute or additional custodian shall deliver to the Depositary, forthwith upon its appointment, an acceptance of such appointment satisfactory in form and substance to the Depositary.

Upon the appointment of any successor depositary hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor depositary and the appointment of such successor depositary shall in no way impair the authority of each Custodian hereunder; but the successor deposita1y so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor depositary.

SECTION 5.06                          Notices and Reports.

On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, the Company agrees to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of Shares or other Deposited Securities.

The Company will arrange for the translation into English, if not already in English, to the extent required pursuant to any regulations of the Commission, and the prompt transmittal by the Company to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by the Company to holders of its Shares. The Depositary will have no obligation for the mailing, at the Company's expense, of copies of such notices, reports and communications to all Owners. The Company will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time, in order for the Depositary to effect such mailings.

The Company represents that as of the date of this Deposit Agreement, the statements in Article 11 of the Receipt with respect to the exemption from registration under Rule 12g3-2(b) are true and correct. The Company agrees to promptly notify the Depositary and all Owners in the event of any change in the truth of any such statements.

SECTION 5.07                          Distribution of Additional Shares, Rights, etc.

If the Company or any affiliate of the Company determines to make any issuance or distribution of (1) additional Shares, (2) rights to subscribe for Shares,

(3) securities convertible into Shares, or (4) rights to subscribe for such securities (each a "Distribution"), the Company shall notify the Depositary in writing in English as promptly as practicable and in any event before the Distribution starts and, upon the reasonable written request of the Depositary, the Company shall promptly furnish to the Depositary a written opinion from U.S. counsel for the Company that is reasonably satisfactory to the Depositary, stating whether or not the Distribution requires, or, if made in the United States, would require, registration under the Securities Act of 1933. If, in the opinion of that counsel, the Distribution requires, or, if made in the United States, would require, registration under the Securities Act of 1933, that counsel shall furnish to the Depositary a written opinion as to whether or not there is a registration statement under the Securities Act of 1933 in effect that will cover that Distribution.

The Company agrees with the Depositary that neither the Company nor any company controlled by, controlling or under common control with the Company will at any time deposit any Shares, either originally issued or previously issued and reacquired by the Company or any such affiliate, unless a Registration Statement is in effect as to such Shares under the Securities Act of 1933 or upon the reasonable written request of the Depositary the Company delivers to the Depositary an opinion of United States counsel, satisfactory to the Depositary, to the effect that, upon deposit, those Shares will be eligible for public resale in the United States without further registration under the Securities Act of 1933.

SECTION 5.08                          Indemnification.

The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and bold each of them harmless from, any liability or expense (including, but not limited to any fees and expenses incurred in seeking, enforcing or collecting such indemnity and the fees and expenses of counsel) which may arise out of or in connection with (a) any registration with the Commission of American Depositary Securities or Deposited Securities or the offer or sale thereof in the United States or (b) acts performed or omitted, pursuant to the provisions of or in connection with this Deposit Agreement and the American Depositary Securities, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates.

The Depositary agrees to indemnify the Company, its directors, employees, agents and affiliates and hold them harmless from any liability or expense which may arise out of acts performed or omitted by the Depositary or its Custodian or their respective directors, employees, agents and affiliates due to their negligence or bad faith.

SECTION 5.09                          Charges of Depositary.

The Company agrees to pay the fees and out-of-pocket expenses of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Securities or to whom American Depositary Securities are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Securities or Deposited Securities or a delivery of American Depositary Securities pursuant to Section 4.03), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in this Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05, (5) a fee of $5.00 or less per 100 American Depositary Securities (or portion thereof) for the delivery of American Depositary Securities pursuant to Section 2.03, 4.03 or 4.04 and the surrender of American Depositary Securities pursuant to Section 2.05 or 6.02, (6) a fee of $.05 or less per American Depositary Security (or portion thereof) for any cash distribution made pursuant to this Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 hereof, (7) a fee for the distribution of securities pursuant to Section 4.02, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Securities referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under clause 6, a fee of $.05 or less per American Depositary Security (or portion thereof) per annum for depositary services, which will be payable as provided in clause 9 below, and (9) any other charges payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Section 2.09 hereof, may own and deal in any class of securities of the Company and its affiliates and in American Depositary Securities.

SECTION 5.10                          Retention of Depositary Documents.

The Depositary is authorized to destroy those documents, records, bills and other data compiled during the term of this Deposit Agreement at the times permitted by the laws or regulations governing the Depositary unless the Company requests that such papers be retained for a longer period or turned over to the Company or to a successor depositary.

SECTION 5.11                          Exclusivity.

The Company agrees not to appoint any other depositary for issuance of American or global depositary shares or receipts so long as The Bank of New York Mellon is acting as Depositary hereunder.

SECTION 5.12                          List of Restricted Securities Owners.

From time to time, the Company shall provide to the Depositary a list setting forth, to the actual knowledge of the Company, those persons or entities who beneficially own Restricted Securities and the Company shall update that list on a regular basis. The Company agrees to advise in writing each of the persons or entities so listed that such Restricted Securities are ineligible for deposit hereunder. The Depositary may rely on such a list or update but shall not be liable for any action or omission made in: reliance thereon.

SECTION 5.13                          Information for Regulatory Compliance.

Each of the Company and the Depositary shall provide to the other, as promptly as practicable, information from its records or otherwise available to it that is reasonably requested by the other to permit the other to comply with applicable law or requirements of governmental or regulatory authorities.

ARTICLE 6        AMENDMENT AND TERMINATION

SECTION 6.01                          Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Securities until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding American Depositary Securities. Every Owner and Holder; at the time any amendment so becomes effective, shall be deemed, by continuing to hold American Depositary Securities or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner to surrender American Depositary Securities and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

SECTION 6.02                          Termination.

The Company may at any time terminate this Deposit Agreement by instructing the Depositary to mail a notice of termination to the Owners of all American Depositary Securities then outstanding at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate this Deposit Agreement if at any time 90 days shall have expired after the Depositary delivered to the Company a written resignation notice and if a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04; in such case the Depositary shall mail a notice of termination to the Owners of all American Depositary Securities then outstanding at least 30 days prior to the termination date. On and after the date of termination, the Owner of American Depositary Securities will, upon (a) surrender of such American Depositary Securities, (b) payment of the fee of the Depositary for the surrender of American Depositary Securities referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by those American Depositary Securities. If any American Depositary Securities shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of American Depositary Securities, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of American Depositary Securities (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Securities, any expenses for the account of the Owner of such American Depositary Securities in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges).

At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held under this Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Securities that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Securities, any expenses for the account of the Owner of such American Depositary Securities in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges. Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09.

ARTICLE 7        MISCELLANEOUS

SECTION 7.01                          Counterparts.

This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Deposit Agreement shall be filed with the Depositary and the Custodians and shall be open to inspection by any Owner or Holder during business hours.

SECTION 7.02                          No Third Party Beneficiaries.

This Deposit Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

SECTION 7.03                          Severability.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

SECTION 7.04                          Owners and Holders as Parties; Binding Effect.

The Owners and Holders from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of American Depositary Securities or any interest therein.

SECTION 7.05                          Notices.

Any and all notices to be given to the Company shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE, Schottenring 30, Wien, Austria 1010, Attention: Mag. Thomas Schmee, or any other place to which the Company may have transferred its principal office with notice to the Depositary.

Any and all notices to be given to the Depositary shall be deemed to have been duly given if in English and personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: American Depositary Receipt Administration (email: bnymellondepositarynotices@bnymellon.com), or any other place to which the Depositary may have transferred its Corporate Trust Office with notice to the Company.

Any and all notices to be given to any Owner shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to such Owner at the address of such Owner as it appears on the transfer books for American Depositary Securities of the Depositary; or, if such Owner shall have filed with the Depositary a written request that notices intended for such Owner be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or cable, telex or facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a cable, telex or facsimile transmission) is deposited, postage prepaid, in a post-office letter box. The Depositary or the Company may, however, act upon any cable, telex or facsimile transmission received by it, notwithstanding that such cable, telex or facsimile transmission shall not subsequently be confirmed by letter as aforesaid.

SECTION 7.06                          Submission to Jurisdiction; Appointment of Agent for Service of Process; Jury Trial Waiver.

The Company hereby (i) irrevocably designates and appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as the Company's authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary Securities, the Receipts or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company agrees to deliver, upon the execution and delivery of this Deposit Agreement, a written acceptance by such agent of its appointment as such agent. The Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any American Depositary Securities or Receipts remain outstanding or this Agreement remains in force. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH OWNER AND HOLDER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SECURITIES OR THE RECEIPTS, THIS DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF, INCLUDING, WITHOUT LIMITATION, ANY QUESTION REGARDING EXISTENCE, VALIDITY OR TERMINATION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND ANY CLAIM BASED ON U.S. FEDERAL SECURITIES LAWS.

No disclaimer of liability under the United States federal securities laws or the rules and regulations thereunder is intended by any provision of this Deposit Agreement, inasmuch as no person is able to effectively waive the duty of any other person to comply with its obligations under those laws, rules and regulations.

SECTION 7.07                          Waiver of Immunities.

To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any duty of performance under this Deposit Agreement, claim, legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Securities, the Receipts or this Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement

SECTION 7.08                          Governing Law.

This Deposit Agreement and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York, except with respect to its authorization and execution by the Company, which shall be governed by the laws of the Republic of Austria.

IN WITNESS WHEREOF, VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE and THE BANK OF NEW YORK MELLON have duly executed this Deposit Agreement as of the day and year first set forth above and all Owners and Holders shall become parties hereto upon acceptance by them of American Depositary Securities or any interest therein.

VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE

By:

Name:

Title:

VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE

By:

Name:

Title:

THE BANK OF NEW YORK MELLON,

as Depositary

By:

Name:

Title:

EXHIBIT A

AMERICAN DEPOSITARY SECURITIES

(Each American Depositary Security represents one-fifth of one deposited Share)

THE BANK OF NEW YORK MELLON

AMERICAN DEPOSITARY RECEIPT FOR ORDINARY SHARES

OF

VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE

(INCORPORATED UNDER THE LAWS OF THE REPUBLIC OF AUSTRIA)

The Bank of New York Mellon, as depositary (hereinafter called the "Depositary"), hereby certifies that _______________________________________

or registered assigns, IS THE OWNER OF _

AMERICAN DEPOSITARY SECURITIES

representing specified contractual rights with respect to deposited ordinary shares (herein called "Shares") of VIENNA INSURANCE GROUP AG WIENER VERSICHERUNG GRUPPE, a company, incorporated under the laws of the Republic of Austria (herein called the "Company"), as provided in the Deposit Agreement (as such term is hereinafter defined). At the date hereof, each American Depositary Security represents rights with respect to one-fifth of one Share deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the principal Vienna, Austria office of UniCredit Bank, Austria AG (herein called the "Custodian"). The Depositary's Corporate Trust Office and its principal executive office are both located at 240 Greenwich Street, New York, New York 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS 240 GREENWICH STREET, NEW YORK, NEW YORK 10286

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement dated as of __________, 2023 (herein called the "Deposit Agreement") among the Company, the Depositary and all Owners and Holders from time to time of American Depositary Securities issued thereunder, each of whom by accepting American Depositary Securities agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth, among other things, the rights of Owners and Holders and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian. The parties to the Deposit Agreement understand and acknowledge that Owners and Holders are not shareholders of the Company and do not have any shareholder rights as against the Company under the Company’s articles of association or similar organizational documents or under Austrian company law.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF AMERICAN DEPOSITARY SECURITIES AND WITHDRAWAL OF DEPOSITED SECURITIES.

Upon surrender at the Corporate Trust Office of the Depositary of American Depositary Securities, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner of those American Depositary Securities is entitled to delivery, to him or as instructed, of the Relevant Deposited Securities. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

Transfers of American Depositary Securities may be registered on the books of the Depositary by the Owner in person or by a duly authorized attorney, upon surrender of those American Depositary Securities properly endorsed for transfer or accompanied by proper instruments of transfer; in the case of a Receipt, or pursuant to a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement), in the case of uncertificated American Depositary Securities, and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts; or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Securities as the Receipt or Receipts surrendered. The Depositary, upon surrender of certificated American Depositary Securities for the purpose of exchanging for uncertificated American Depositary Securities, shall cancel those certificated American Depositary Securities and send the Owner a statement confirming that the Owner is the Owner of uncertificated American Depositary Securities. The Depositary, upon receipt of a proper instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement) from the Owner of uncertificated American Depositary Securities for the purpose of exchanging for certificated American Depositary Securities, shall cancel those uncertificated American Depositary Securities and deliver to the Owner the same number of certificated American Depositary Securities. As a condition precedent to the delivery, registration of transfer, or surrender of any American Depositary Securities or split-up or combination of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Securities not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of American Depositary Securities against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of American Depositary Securities in particular instances may be refused, or the registration of transfer of outstanding American Depositary Securities generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Securities and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the Foreign Registrar, if applicable; or the deposit of Shares in connection with the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Securities or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares which would be required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares for such offer and sale.

4.	LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any American Depositary Securities or any Deposited Securities represented by any American Depositary Securities, such tax or other governmental charge shall be payable by the Owner to the Depositary. The Depositary may refuse to register any transfer of those American Depositary Securities or any withdrawal of Deposited Securities represented by those American Depositary Securities until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner any part or all of the Deposited Securities represented by those American Depositary Securities, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner shall remain liable for any deficiency.

5.	WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant, that such Shares and each certificate therefor, if applicable; are validly issued, fully paid, non-assessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares and the sale of American Depositary Securities by that person are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and delivery of American Depositary Securities.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Holder may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any American Depositary Securities or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in each applicable jurisdiction that is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering American Depositary Securities or to whom American Depositary Securities are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the American Depositary Securities or Deposited Securities or a delivery of American Depositary Securities pursuant to Section 4.03 of the Deposit Agreement), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Securities (or portion thereof) for the delivery of American Depositary Securities pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of American Depositary Securities pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee of $.05 or less per American Depositary Security (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Securities referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (8) in addition to any fee charged under clause 6, a fee of $.05 or less per American Depositary Security (or portion thereof) per annum for Depositary services, which will be payable as provided in clause 9 below, and (9) any other charges payable by the Depositary, any of the Depositary's agents, including the Custodian, or the agents of the Depositary's agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in American Depositary Securities.

8.	SHAREHOLDING THRESHOLDS.

(a)       The Company has advised the Depositary that, as of the date of the Deposit Agreement:

(i)       Austrian takeover rules require any person or entity owning 30% or more of the Shares (or a lower percentage established by the Company’s articles of association) to make a public tender offer to purchase all the Shares. The Company’s articles of association do not specify a lower percentage for this purpose.

(ii)       European banking directives and regulations provide for ownership control proceedings when a person’s holdings in an Austrian bank reach, cross or fall below a threshold of 10%, 20%, 30% or 50% of the capital or voting rights. The Company is not an Austrian bank for purposes of the preceding sentence.

(iii)       Austrian investment control laws impose filing obligations on any non-EU, non-EEA and non-Swiss person or entity owning 10%, 25% and 50% of the voting rights in a company that is in a security-relevant sector (or that will acquire an ownership of that kind through a business acquisition), except that the 10% threshold is relevant only for companies in particularly sensitive industries. The Company is active in a security-relevant sector in which the 25% and 50% threshold applies.

(iv) Each shareholding threshold specified in items (i) to (iii) above is referred to as a “Relevant Threshold”. As of the date of this Deposit Agreement, the number of Shares to be used to calculate each Relevant Threshold is 128,000,000 Shares.

(b)       The Company represents and warrants to the Depositary that there are no restrictions upon, or filing or regulatory requirements arising from, ownership of the Company’s Shares under Austrian laws and regulations or the Company’s articles of association or similar documents except as described in paragraph (a) above. The Company shall notify the Depositary promptly of (i) any matter that must be added or changed in paragraph (a) in order for the statement in the preceding sentence to remain true and (ii) any change in the number of Shares that is relevant for purposes of item (a)(iv) above.

(c)       The Depositary may refuse to accept Shares presented for deposit under this Deposit Agreement to the extent that the deposit would cause the Depositary’s holding of Shares to reach or exceed any Relevant Threshold.

9.	TITLE TO RECEIPTS

It is a condition of this Receipt and every successive Owner and Holder of this Receipt by accepting or holding the same consents and agrees that when properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York. American Depositary Securities not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York. The Depositary, notwithstanding any notice to the contrary, may treat the Owner of American Depositary Securities as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes, and neither the Depositary nor the Company shall have any obligation or be subject to any liability under the Deposit Agreement to any Holder of American Depositary Securities unless that Holder is the Owner of those American Depositary Securities.

10.	VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

11.	REPORTS; INSPECTION OF TRANSFER BOOKS.

The Company publishes information in English required to maintain the exemption from registration under Rule l2g3-2(b) under the Securities Exchange Act of 1934 on its Internet web site or through an electronic information delivery system generally available to the public in its primary trading market. The Company's Internet web site address is www.vig.com.

The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports, notices and other communications received from the Company that are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also, upon written request by the Company, send to Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books, at its Corporate Trust Office, for the registration of American Depositary Securities and transfers of American Depositary Securities which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Securities.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will; if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute an amount in dollars equal to the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement); provided, however, that in the event that the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the American Depositary Securities shall be reduced accordingly.

Subject to the provisions of Section 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting a distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. The Depositary may sell, by public or private sale, an amount of securities or other property that is sufficient to pay its fees and expenses in respect of that distribution.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may adopt such method as it may deem equitable and practical for the purpose of effecting a distribution, including but not limited to, the public or private sale of the Shares thus received or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges.

13.	RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in disposing of such rights and making an amount equal to the net proceeds available to Owners or, if for any reason, the Depositary may not dispose of such rights and make an amount equal to the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse.

14.	CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any American Depositary Securities or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary; the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled 1hereto and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Security, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (which, where applicable, shall be the same as the corresponding record date set by the Company, or as near as practicable thereto) (a) for the determination of the Owners who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) responsible for any fee assessed by the Depositary pursuant to the Deposit Agreement, or (b) on or after which each American Depositary Security will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.

16.	VOTING OF DEPOSITED SECURITIES.

The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities. Owners may not instruct the Depositary as to the exercise of any voting rights.

17.	CHANGES AFFECTING DEPOSITED SECURITIES.

Upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, or upon the redemption or cancellation by the Company of the Deposited Securities, any securities, cash or property which shall be received by the Depositary or a Custodian in exchange for, in conversion of, in lieu of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Securities shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may deliver additional American Depositary Securities as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.	LIABILITY OF THE COMPANY AND DEPOSITARY.

(a) Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to arty Owner or Holder:

(i) if by reason of any provision of (A) any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority, (B) any provision, present or future, of the articles of association or any similar document of the Company, (C) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or (D) any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or Deposited Securities it is provided shall be done or performed,

(ii) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed,

(iii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement,

(iv) for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Owners or Holders, or

(v) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

(b) Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

(c) Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Securities, on behalf of any Owner or Holder or other person. Neither the Depositary nor the Company shall be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Holder, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise..

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by 120 days prior written notice of such removal, to become effective upon the later of (i) the 120th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary in its discretion may appoint a substitute or additional custodian or custodians.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding American Depositary Securities until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding American Depositary Securities. Every Owner and Holder of American Depositary Securities, at the time any amendment so becomes effective, shall be deemed, by continuing to hold such American Depositary Securities or any interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner to surrender American Depositary Securities and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

21.	TERMINATION OF DEPOSIT AGREEMENT.

The Company may terminate the Deposit Agreement by instructing the Depositary to mail notice of termination to the Owners of all American Depositary Securities then outstanding at least 30 days prior to the termination date included in such notice. The Depositary may likewise terminate the Deposit Agreement, if at any time 90 days shall have expired after the Depositary delivered to the Company a written resignation notice and if a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement; in such case the Depositary shall mail a notice of termination to the Owners of all American Depositary Securities then outstanding at least 30 days prior to the termination date. On and after the date of termination, the Owner of American Depositary Securities will, upon (a) surrender of such American Depositary Securities, (b) payment of the fee of the Depositary for the surrender of American Depositary Securities referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by those American Depositary Securities. If any American Depositary Securities shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of American Depositary Securities, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of American Depositary Securities (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Securities, any expenses for the account of the Owner of such American Depositary Securities in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of four months from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of American Depositary Securities that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of American Depositary Securities, any expenses for the account of the Owner of such American Depositary Securities in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

22.	DTC DIRECT REGISTRATION SYSTEM AND PROFILE MODIFICATION SYSTEM.

(a)	Notwithstanding the provisions of Section 2.04 of the Deposit Agreement, the parties acknowledge that the Direct Registration System ("DRS") and Profile Modification System ("Profile") shall apply to uncertificated American Depositary Securities upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Securities, which ownership shall be evidenced by periodic statements issued by the Depositary to the Owners entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an Owner, to direct the Depositary to register a transfer of those American Depositary Securities to DTC or its nominee and to deliver those American Depositary Securities to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Owner to register such transfer.

(b)	In connection with and in accordance with the arrangements and procedures relating to DRS/Profile; the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an Owner in requesting registration of transfer and delivery described in subsection (a) has the actual authority to act on behalf of the Owner (notwithstanding any requirements under the Uniform Commercial Code). For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS. The parties agree that the Depositary's reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary.

23.	SUBMISSION TO JURISDICTION: JURY TRIAL WAIYER; WAIVER OF IMMUNITIES.

In the Deposit Agreement, the Company has (i) appointed [CT Corporation System, 28 Liberty Street, 42nd Floor, New York, New York 10005], as the Company's authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American Depositary' Shares, the Receipts or this Agreement, (ii) consented and submitted to the jurisdiction of filly state or federal court in the State of New York in which any such suit or proceeding may be instituted and (iii) agreed that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH OWNER AND HOLDER) THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE COMPANY AND/OR THE DEPOSITARY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE AMERICAN DEPOSITARY SECURITIES OR THE RECEIPTS, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF, INCLUDING, WITHOUT LIMITATION, ANY QUESTION REGARDING EXISTENCE, VALIDITY OR TERMINATION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND ANY CLAIM BASED ON U.S. FEDERAL SECURITIES LAWS.

No disclaimer of liability under the United States federal securities laws or the rules and regulations thereunder is intended by any provision of the Deposit Agreement, insasmuch as no person is able to effectively waive the duty of any other person to comply with its obligations under those laws, rules and regulations.

To the extent that the Company or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any duty of performance under the Deposit Agreement, claim, legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or Deposited Securities, the American Depositary Securities, the Receipts or the Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.